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                              MAYER, BROWN & PLATT

                                 1675 BROADWAY

                         NEW YORK, NEW YORK 10019-5820


                                                              February 23, 2000

To the Persons Listed on
  Schedule I Attached hereto

                     Re: Agreement and Plan of Reorganization for the Exchange of Stock of Morgan Stanley Dean Witter New York Tax-Free Income Fund for Substantially All of the Assets of New York Series, a portfolio of Morgan Stanley Dean Witter Multi-State Municipal Series Trust, dated as of January 26, 2000 (the "Reorganization Agreement").

Ladies and Gentlemen:

     We have acted as counsel to New York Series ("New York Series"), a portfolio of Morgan Stanley Dean Witter Multi-State Municipal Series Trust ("Multi-State"), and Morgan Stanley Dean Witter New York Tax-Free Income Fund ("New York Tax-Free") in connection with the proposed transfer of substantially all of the assets of New York Series to New York Tax-Free and certain other transactions related thereto pursuant to and in accordance with the terms of the Reorganization Agreement (the "Reorganization"). You have requested that we provide an opinion regarding the treatment of the Reorganization under the Internal Revenue Code of 1986, as amended (the "Code"), and the accuracy of the tax disclosures in the proxy statement/prospectus (the "Proxy Statement/ Prospectus") on Exhibit 12 to the Form N-14 Registration Statement.

     In connection with rendering this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of (i) the Reorganization Agreement, (ii) the Registration Statement on Form N-14 for the Reorganization, and the Proxy Statement/Prospectus and other documents, exhibits, attachments and schedules contained therein, (iii) written representations of Morgan Stanley Dean Witter Advisors Inc. (the "Advisor") concerning certain facts underlying and relating to the Reorganization set forth in a letter dated February 23, 2000, and (iv) such other documents and materials as we have deemed necessary or appropriate for purposes of the opinions set forth below. In our examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the




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MAYER, BROWN & PLATT

February 23, 2000
Page 2

authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies, and the authenticity of the originals of such copies. We have not made an independent investigation of the facts set forth either in the Registration Statement, the Reorganization Agreement or such other documents that we have examined. We have consequently assumed in rendering this opinion that the information presented in such documents or otherwise furnished to us accurately and completely describes in all material respects all facts relevant to the Reorganization.

     We have also assumed for purposes of rendering our opinion (i) the accuracy of, and material compliance with, the representations of the Advisor set forth in the letter referred to above, (ii) the accuracy of, and material compliance with, the representations, warranties, covenants and agreements of New York Tax-Free and Multi-State, on behalf of New York Series, made in the Reorganization Agreement, and (iii) that there are no agreements or understandings other than those of which we have been informed that would affect our conclusions set forth below.

     The opinion set forth below is based on the Code, the legislative history with respect thereto, rules and regulations promulgated thereunder, and published rulings, court decisions and administrative authorities issued with respect to all of the foregoing, all as in effect and existing on the date hereof, and all of which are subject to change at any time, possibly on a retroactive basis. In addition, there can be no assurance that positions contrary to those stated in our opinion may not be asserted by the Internal Revenue Service.

     Any change occurring after the date hereof in, or a variation from, any of the foregoing factual or legal bases for our opinion could affect the conclusions set forth below.

     In addition, the opinion expressed herein is given as of the date hereof and we express no obligation to advise you of any changes in the law or events that may hereafter come to our attention that could affect our opinion set forth below.

     Based on the foregoing, we are of the opinion that, for federal income tax purposes:

     1. The summaries of United States federal income tax consequences set forth in the Proxy Statement/Prospectus under the headings "Synopsis -- Tax Consequences of the Reorganization", "The Reorganization -- The Board's Consideration" and "The Reorganization -- Tax Aspects of the Reorganization" are accurate in all material respects as to matters of law and legal conclusions.




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MAYER, BROWN & PLATT

February 23, 2000
Page 3

     2. The transfer of New York Series' assets in exchange for New York Tax-Free Shares(1) and the assumption by New York Tax-Free of certain stated liabilities of New York Series followed by the distribution by New York Series of New York Tax-Free Shares to the New York Series Shareholders in exchange for their New York Series shares pursuant to and in accordance with the terms of the Reorganization Agreement will constitute a "reorganization" within the meaning of section 368(a)(1)(C) of the Code, and New York Series and New York Tax-Free will each be a "party to a reorganization" within the meaning of section 368(b) of the Code.

     3. No gain or loss will be recognized by New York Tax-Free upon receipt of the assets of New York Series solely in exchange for New York Tax-Free Shares and the assumption by New York Tax-Free of the stated liabilities of New York Series.

     4. No gain or loss will be recognized by New York Series upon the transfer of the assets of New York Series to New York Tax-Free in exchange for New York Tax-Free Shares and the assumption by New York Tax-Free of the stated liabilities or upon the distribution of New York Tax-Free Shares to the New York Series Shareholders in exchange for their New York Series shares.

     5. No gain or loss will be recognized by the New York Series Shareholders upon the exchange of the New York Series shares for New York Tax-Free Shares.

     6. The aggregate tax basis for the New York Tax-Free Shares received by each New York Series Shareholder pursuant to the Reorganization will be the same as the aggregate tax basis of the New York Series shares held by each such New York Series Shareholder immediately prior to the Reorganization.

     7. The holding period of the New York Tax-Free Shares to be received by each New York Series Shareholder will include the period during which the New York Series shares surrendered in exchange therefor were held (provided such New York Series shares are held as capital assets on the date of the Reorganization).

     8. The tax basis of the assets of New York Series acquired by New York Tax-Free will be the same as the tax basis of such assets to New York Series immediately prior to the Reorganization.

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(1)  Capitalized terms used herein without definition have the meanings ascribed to them in the Reorganization Agreement.




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MAYER, BROWN & PLATT

February 23, 2000
Page 4

     9. The holding period of the assets of New York Series in the hands of New York Tax-Free will include the period during which those assets were held by New York Series.

     This opinion is being provided to you solely in connection with the filing of the Registration Statement for the Reorganization. This opinion may not be relied upon by you for any other purpose or relied upon by or furnished to any other person without our prior written consent.

     We hereby consent to the filing of this opinion as an exhibit to the Proxy Statement/Prospectus and to all references to this firm under the headings "Synopsis -- Tax Consequences of the Reorganization" and "The Reorganization -- Tax Aspects of the Reorganization" in the Proxy Statement/Prospectus.

                                                        Very truly yours,

                                                        /s/ Mayer, Brown & Platt
                                                        ------------------------
                                                        MAYER, BROWN & PLATT




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MAYER, BROWN & PLATT

February 23, 2000
Page 5

                                   SCHEDULE I
                                   ----------

Morgan Stanley Dean Witter
Multi-State Municipal Series Trust, on behalf of New York Series

Morgan Stanley Dean Witter
New York Tax-Free Income Fund